Exhibit 99.6

Consent OF EVAN BREIBART

As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named as a Director Nominee in the Registration Statement on Form S-1 of Growth Capital Acquisition Corp. (the “Company”), originally filed on August 18, 2020, and any and all amendments thereto, registering securities for issuance in the Company’s initial public offering.

Dated: January 7, 2021

/s/ Evan Breibart
Evan Breibart